Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.

Accordingly, the following amounts have been reclassified for May 31, 2013. Net assets of the Fund were unaffected by the reclassifications.

      Reduction                                           Reduction
      to Accumulated                                 to Accumulated Net
Increase to                                  Net Investment                                  Realized Gain
Paid-in Capital                            Loss                                                     on Investments4
-----------------------------------------------------------------------------------------------------------
$536,410                                           $532,751                                           $1,069,161

4. $536,007, including $280,182 of long-term capital gain, was distributed in connection with Fund share redemptions.